Exhibit T3A.6

Nova Scotia

CERTIFICATE OF AMALGAMATION

Companies Act

Registry Number

3102045

I hereby certify that

COLT CANADA CORPORATION

DIEMACO INC.

having entered into an amalgamation subsequently approved by Order of the Supreme Court of Nova Scotia, have amalgamated and the name of the amalgamated company is:

COLT CANADA CORPORATION

and the amalgamation is approved by the Registrar of Joint Stock Companies effective this date and the liability of the members is unlimited.

/s/ Karen Richard	June 1, 2005
Deputy Registrar of Joint Stock Companies	Date of Amalgamation

2005	S.11.No. 247398

IN THE SUPREME COURT OF NOVA SCOTIA

IN THE MATTER OF:	The Companies Act of Nova Scotia, being Chapter B1 of the Revised Statutes of Nova Scotia, 1989

- and -

IN THE MATTER OF:	The Amalgamation of Colt Canada Corporation and Diemaco Inc.

ORDER OF AMALGAMATION

BEFORE THE HONOURABLE JUSTICE  GLEN G. MCDOUGALL IN CHAMBERS.

UPON HEARING READ the affadavits of Lt. Gen. William M. Keys USMC (Ret.) each sworn May 26, 2005;

AND UPON HEARING READ the amalgamation agreement dated May 26, 2005 between Colt Canada Corporation and Diemaco Inc. (The “Amalgamation Agreement”) a copy of which is annexed hereto as Schedule A;

AND UPON IT APPEARING that all the shareholders of Colt Canada Corporation and Diemaco Inc. have approved the Amalgamation Agreement and that none of the creditors will be affected by the amalgamation provided for in the Amalgamation Agreement;

AND UPON IT APPEARING that the Applicants are private companies and no useful purpose would be served by having the financial statements of the Applicants filed herein produced as public documents after being examined by the Court at the hearing of this Application;

AND UPON HEARING Charles S. Reagh, counsel for the applicants,

AND UPON MOTION IT IS HEREBY ORDERED that the Amalgamation Agreement be and the same is hereby approved.

AND IT IS FURTHER ORDERED that neither Colt Canada Corporation or Diemaco Inc. be required to give notice to their creditors, if any, of the time and place of an application for an order of this Court approving the Amalgamation Agreement and that such notice be and the same is hereby dispensed with pursuant to subsection (7) of Section 134 of the Companies Act.

IT IS FURTHER ORDERED that the filing with the Registrar of Joint Stock Companies of a copy of this order certified under the hand of the Prothonotary or Deputy Prothonotary be sufficient compliance with the provisions of subsection (9) of Section 134 of the Companies Act.

AND IT IS FURTHER ORDERED that the Affidavit of Lt. Gen. William M. Keys USMC (Ret.), sworn May 26, 2005 filed herein, to which are appended as Exhibits certain financial statements, be sealed by the Prothonotary and not opened except upon further Order of this Honouable Court.

DATED at Halifax, Nova Scotia, this 1st day of June, 2005.

/s/
Deputy Prothonotary